EXHIBIT 21



                         SUBSIDIARIES OF THE REGISTRANT



The Genlyte Group Incorporated does business under the names Lightolier, Forecast, Stonco, Crescent, Hadco, Wide-Lite, Bronzelite, Diamond F, and ExceLine. Genlyte has the following subsidiaries:

      1. Canlyte, Inc., a Canadian Corporation. Canlyte does business under the names Lightolier, Keene-Widelite, Stonco, Elyte, Prodel, and CFI (Canadian Fluorescent Industries).

      2. Diaman-Mexo, S.A. de C.V., a Mexican Corporation.

      3. Lightolier de Mexico, S.A. de C.V., a Mexican Corporation.